EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Regulation A Offering Statement on Form 1-A ("Offering Statement") of our report dated October 25, 2017 relating to the financial statements of Prometheum, Inc. appearing in the Offering Statement, and to the reference to us under the heading "Experts" in such Offering Statement.

/s/ Lipner, Sofferman & Co., LLP

Jerricho, New York

October 31, 2017

Lipner, Sofferman & Co., LLP